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                                                                      EXHIBIT 11




                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In millions, except per share data)


                                                For the Three Months
                                                  Ended December 31,
                                                --------------------
                                                1995               1994
                                              --------           --------
PRIMARY EARNINGS PER SHARE

Net Income                                       $47.0            $41.2

    Preferred dividends, net of tax
      benefit                                     (2.4)            (2.4)
                                              --------           ------

Earnings available for common
    shareholders                                 $44.6            $38.8
                                              --------           ------


Average common shares outstanding
    Common stock                                  41.1             40.7

    Common stock equivalents -
      Assumed exercise of stock options            0.4              0.3
                                              --------           ------
                                                  41.5             41.0
                                              --------           ------
Primary earnings per share                       $1.07            $0.95
                                              ========           ======
FULLY DILUTED EARNINGS PER SHARE

Net Income                                       $47.0            $41.2

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock                 (1.4)            (1.4)
                                              --------           ------

Fully diluted earnings                            45.6             39.8
                                              --------           ------

Average common shares outstanding
    Common stock                                  41.1             40.7

    Conversion of Series D Convertible
      Preferred Stock                              3.1              3.2

    Common stock equivalents -
      Assumed exercise of stock options            0.5              0.3
                                              --------           ------
                                                  44.7             44.2
                                              --------           ------
Fully diluted earnings per share                 $1.02            $0.90
                                              ========           ======





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